UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Chase Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHASE CORPORATION
26 Summer Street
Bridgewater, MA  02324
Telephone (508) 279 1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Monday, February 5, 2007 at the Raynham Courtyard Marriott, 37 Paramount Drive, Raynham, Massachusetts 02767 for the following purposes:

(1) To elect the members of the Board of Directors of the corporation;

(2) To transact such other business as may properly come before the meeting.

Only shareholders of record on the books of Chase Corporation at the close of business on November 30, 2006 are entitled to notice of and to vote at the meeting.

The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,
GEORGE M. HUGHES
Corporate Secretary
December 27, 2006

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

CHASE CORPORATION
26 Summer Street
Bridgewater, MA  02324
Telephone (508) 279 1789

PROXY STATEMENT
December 27, 2006

The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the “Company”) for the annual meeting of the Company’s shareholders to be held on February 5, 2007 at 9:30 a.m., and at any adjournment thereof (the “Meeting”). The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting.  Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person. Unless a proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, then proxies will be voted “for” the election of the directors nominated by the Board of Directors.

On November 30, 2006, there were 3,984,865 outstanding shares of the Company’s Common Stock, $0.10 par value per share (the “Common Stock”), which is the only class of voting stock outstanding. Shareholders of record at the close of business on November 30, 2006 are entitled to vote at the Meeting. With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of Common Stock registered in his or her name on the record date.

A majority in interest of the Company’s Common Stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting.  Directions to withhold authority, abstentions, and broker non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. A “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 27, 2006. The Company’s annual report for the fiscal year ended August 31, 2006 will be sent to shareholders on the same date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of the Company’s Common Stock as of November 30, 2006 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock and (ii) all executive officers and directors of the Company.

	Nature and Amount of Beneficial Ownership
Name	Number of Shares Owned(a)	Shares Subject to Options(b)	Total Shares Beneficially Owned(c)	Percentage of Outstanding Shares	Restricted Stock Units(d)
Edward L. Chase Revocable Trust 39 Nichols Road Cohasset, MA 02025(e)	882,956	—	882,956	22.16%
FMR Corp 82 Devonshire Street Boston, MA 02109(f)	404,700	—	404,700	10.15%
Royce & Associates, LLC. 1414 Avenue of the Americas New York, NY 10019(g)	319,800	—	319,800	8.03%
Athena Capital Management, Inc. 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004(h)	279,650	—	279,650	7.02%
Wilen Management Company, Inc. 2360 West Joppa Road, Suite 226 Lutherville, MD 21093(i)	217,518	—	217,518	5.46%
Peter R. Chase 26 Summer Street Bridgewater, MA 02324	474,936	172,385	647,321	15.57%	44,404
Mary Claire Chase	1,938	—	1,938	*	1,242
William H. Dykstra	8,259	9,000	17,259	*	1,027
J. Brooks Fenno	2,100	—	2,100	*	387
Lewis P. Gack	1,590	10,000	11,590	*	1,821
George M. Hughes	2,062	—	2,062	*	1,490
Ronald Levy	12,228	—	12,228	*	1,573
All executive officers and directors as a group (7 persons)	503,113	191,385	694,498	16.63%	51,944

*                    Less than one percent

(a)           Excludes shares that may be acquired through stock option exercises.

(b)          Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2006.

(c)           The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated. These amounts exclude the restricted stock units because the holders are not entitled to voting rights or investment control until the restrictions lapse, which in each case is not within 60 days of November 30, 2006.

(d)          Restricted stock units represent the right to receive shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Restricted stock units are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the restrictions lapse.

(e)           These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust.  The trustees have voting and investment power with respect to the shares.

(f)             These shares are deemed to be beneficially owned by FMR Corp., Edward C. Johnson, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, which each have sole investment power over the shares. Fidelity Low Priced Stock Fund has sole voting power over the shares. This information is based upon the Schedule 13G/A filed on February 17, 2004 by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Low Price Stock Fund as a group.

(g)           These shares are deemed to be beneficially owned by Royce & Associates, LLC. which has sole voting and investment power over the shares. This information is based upon the Schedule 13G filed on January 12, 2006 by Royce & Associates, LLC.

(h)          These shares are deemed to be beneficially owned by Athena Capital Management, Inc., which shares voting and investment power over 183,400 shares, and Minerva Group, LP, which has sole voting and investment power over 96,250 shares, and David P. Cohen. This information is based upon the Schedule 13G filed on February 1, 2006 by Athena Capital Management, Inc., Minerva Group LP, and David P. Cohen as a group.

(i)             These shares are deemed to be beneficially owned by Wilen Management Company, Inc. which has sole voting and investment power over the shares. This information is based upon the Schedule 13G filed on January 26, 2006 by Wilen Management Company, Inc.

Certain Transactions

On December 10, 2003, the Company sold its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary (“Sunburst”) to the Edward L. Chase Revocable Trust (the “Trust”) in exchange for 230,406 shares of the Company’s Common Stock valued at $3.0 million.

In December 2006, the Company and Sunburst renewed a lease agreement whereby the Company leases to Sunburst, at a base rent of $14,875 per month, which approximates fair value, the building and land which is being occupied by Sunburst. The lease expires on November 30, 2009.

The Trustees of the Trust have the power to vote the 882,956 shares of the Company’s Common Stock held of record by the Trust on November 30, 2006 at the Meeting.

Compensation Committee Interlocks and Insider Participation

George M. Hughes (a director) is general outside counsel to the Company. For his services as general counsel to the Company during the fiscal year ended August 31, 2006, the Company paid Mr. Hughes approximately $88,400. Mr. Hughes served as a member of the Company’s Compensation and Management Development Committee until October 31, 2006, as permitted by the American Stock Exchange under an exemption from the compensation committee independence requirements. He was replaced on the committee by J. Brooks Fenno at such time. Mr. Carl J. Yankowski also served on the committee during the fiscal year, until his term expired at the Company’s annual meeting of stockholders in February 2006. The current members of the committee are Messrs. Levy (Chairman), Fenno and Gack.

PROPOSAL 1
ELECTION OF DIRECTORS

Seven directors are to be elected at the Meeting. The Board of Directors recommends that the seven nominees named below be elected as directors. The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified. When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below. If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Name	Age	Business Experience During Past Five Years and Other Directorships	Has Been a Director Since
Peter R. Chase	58	Chief Executive Officer of the Company since September 1993. He is also a director of Bridgewater Savings Bank and AIM Mutual Insurance Company.	1993
Mary Claire Chase	51	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005
William H. Dykstra	78	Director and Chairman of the Investment Committee of Arrow Mutual Liability Insurance Company. Previously a director of the Company from 1988 through January 2004.	2006
J. Brooks Fenno	72	President and Founder of Salesmark, a sales and marketing management consulting firm. He is also a director of Bixby Corporation.	—
Lewis P. Gack	62	Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, since 1998.	2002
George M. Hughes	67	From May 1996 until present, Founder and Principal of the law firm, Hughes & Associates. Previously, partner at the law firm of Palmer & Dodge.	1984
Ronald Levy	68	Consultant at Navigant Consulting, Inc., from April 2002 through April 2006. Previously, Consultant with Arthur D. Little, Inc. from June 1969 to April 2002 and Vice President from 1987 to April 2002.	1994

Peter R. Chase, President and Chief Executive Officer of the Company, is the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

Mary Claire Chase is the daughter of Edward L. Chase (deceased), and the sister of Peter R. Chase. Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.

Corporate Governance

The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

The Company’s Board of Directors held five meetings during the fiscal year ended August 31, 2006. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which they served.

The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however it does encourage all directors to attend. Six out of seven directors attended last year’s annual shareholders meeting held in February 2006.

The Company has adopted the Chase Corporation Financial Code of Ethics, which is applicable to the Chief Executive Officer, Chief Financial Officer and Corporate Controller and other employees with important roles in the financial reporting process. The Chase Corporation Financial Code of Ethics is Exhibit 14 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, which was filed on November 29, 2006 and is also available on the Chase Corporation web page (www.chasecorp.com).

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to:  Chase Corporation, 26 Summer Street, Bridgewater, Massachusetts 02324, Attn: Board of Directors.

The Board of Directors has determined that the following directors are independent, as defined in the listing standards of the American Stock Exchange: William H. Dykstra, J. Brooks Fenno, Lewis P. Gack, and Ronald Levy.

Committees of the Board of Directors

The Board has standing the following committees (a) Audit (b) Compensation and Management Development and (c) Nominating and Governance. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:

Audit Committee.   The Audit Committee recommends to the Board of Directors the engagement of the Company’s independent accountants, reviews the scope and extent of their audit of the Company’s financial statements, reviews the annual financial statements with the independent accountants and with management, and makes recommendations to the Board of Directors regarding the Company’s policies and procedures as to internal accounting and financial controls. The members of the Audit Committee are Lewis P. Gack, Chairman, William H. Dykstra and Ronald Levy. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the

American Stock Exchange. The Board has determined that Lewis P. Gack is an audit committee financial expert as defined in the Securities and Exchange Commission regulations. The Audit Committee held five meetings during the fiscal year ended August 31, 2006. The Audit Committee operates under a written charter that is available through the Company’s website at www.chasecorp.com. It was also attached as Exhibit B to the Company’s proxy statement filed with the Securities and Exchange Commission for the annual meeting of stockholders held in February 2006.

Compensation and Management Development Committee.   The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes recommendations to the Board of Directors regarding compensation for directors, officers and key employees. The committee administers the Company’s equity incentive plans, except for plans for directors who are not employees of the Company. The members of the committee are Ronald Levy, Chairman, J. Brooks Fenno and Lewis P. Gack. Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the American Stock Exchange. The committee held five meeting during the fiscal year ended August 31, 2006.

Nominating and Governance Committee.   The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself. The members of the Nominating and Governance Committee are William H. Dykstra, Chairman, J. Brooks Fenno and Ronald Levy. Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the American Stock Exchange. The Nominating and Governance Committee held one meeting during the fiscal year ended August 31, 2006. The Nominating and Governance Committee operates under a written charter that is available through the Company’s website at www.chasecorp.com.

Director Nomination Process

The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies. In nominating candidates the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company. The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a stockholder or otherwise.

Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.

J. Brooks Fenno was recommended for election as a director of the Company by the Nominating and Governance Committee and elected by the full Board on August 25, 2006, in order to fill a vacancy on the Board left by the death of Edward F. Hines, Jr. Mr. Fenno was identified as a candidate following the recommendation of both the Chief Executive and certain non-management members of the Board of Directors.

The Company’s Bylaws provide that the Nominating and Governance Committee shall recommend for the election to the Board (i) a lineal descendant or spouse of Edward L. Chase (so long as the spouse of Edward L. Chase, his issue, a trust for the benefit of his spouse and/or his issue, or his estate owns 10% or more of the outstanding voting stock of the Company) and (ii) the Chief Executive Officer of the Company.

The Company’s Bylaws also provide that the Nominating and Governance Committee shall recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of “non-affiliated directors.”  “Non-affiliated directors” are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of his lineal descendents; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company’s stock; and (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company’s stock.

Also, at least a majority of the directors on the Board must be independent directors as defined in the rules of the American Stock Exchange.

EXECUTIVE COMPENSATION

The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2006, 2005 and 2004 to the Chief Executive Officer and the former Chief Financial Officer of the Company, the only executive officers of the Company during fiscal year 2006 (the “named executive officers”).

Summary Compensation Table

		Annual Compensation(a)			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(b)	Other Annual Comp.	Restricted Stock Awards ($)(c)	Securities Underlying Options (#)	All Other Comp.(d)
Peter R. Chase	2006	$426,400	$1,146,598	$—	$670,500	—	$333,027
President and	2005	417,952	226,594	—	—	—	325,497
Chief Executive Officer	2004	398,255	289,000	—	—	—	15,619
Everett Chadwick, Jr.(e)	2006	$175,061	$287,003	—	—	—	$5,150
Vice President—Finance,	2005	208,189	103,000	—	—	—	9,968
Treasurer and Chief Financial	2004	194,189	120,000	—	—	—	9,226
Officer

(a)           Annual compensation includes amounts earned in each fiscal year, whether or not deferred. Compensation is deferred pursuant to the provisions of the Chase Corporation Retirement Savings Plan. Unless otherwise noted, aggregate perquisite values do not exceed the lesser of $50,000 or 10% of the reported base salary and bonus for each year.

(b)          Represents incentive based bonus for 2004 and 2005. For 2006, represents (i) incentive based bonus of $314,597 and $0 for Messrs. Chase and Chadwick, respectively, and (ii) a grant of common stock on October 17, 2005 (FY 2006) in the amount of 57,419 shares to Peter Chase and 19,807 shares to Everett Chadwick valued as of the date of the grant ($832,001 and $287,003 for Messrs Chase and Chadwick, respectively). The Board of Directors authorized this grant for the achievement of long term results in fiscal years 2002 through 2005.

(c)           The value of restricted stock shares and restricted stock units awarded during the fiscal year is determined by multiplying the total number of shares/units awarded to each named executive by the fair value of the common stock on the date of grant (valued at $15.10 per share, the closing price of the Company’s common stock on the American Stock Exchange on February 2, 2006). The dollar value of all restricted stock and restricted stock units held by Mr. Chase at the end of fiscal year 2006 (44,404 shares valued at $16.75 per share, the closing price of the Company’s common stock on August 31, 2006) is $743,767. These shares represented by restricted stock units will vest in August 2008. Dividends will not be paid on these amounts until vested.

(d)          The amounts represent the contribution by the Company on behalf of the employees to the Chase Corporation Retirement Savings Plan and for Group Term Life Insurance for the employee. In fiscal year 2006, contributions to the Retirement Savings Plan and payments made for Group Term Life insurance were $12,752 and $11,067 respectively for Peter R. Chase and were $3,210 and $1,940, respectively for Everett Chadwick, Jr.

Additionally $309,208 included in this column for Peter R. Chase in both fiscal year 2006 and fiscal year 2005 represents reimbursement to the Executive by the Company for the cost of premiums incurred by the Executive for certain life insurance policies owned by the Executive. The Company agreed in January 2005 to make these premium payments on behalf of the Executive for a nine year period in connection with the Executive’s restructuring of previously existing split dollar arrangements as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called “equity” split dollar arrangements.

(e)           On February 24, 2006, Everett Chadwick, Jr. retired as Vice President-Finance, Treasurer and Chief Financial Officer, of the Company. Peter R. Chase temporarily assumed the role of Treasurer and CFO. In connection with Mr. Chadwick’s retirement, the Registrant entered into a consulting agreement with Mr. Chadwick in order to provide for his continued service to the Registrant on a part-time basis for the next year. The agreement calls for Mr. Chadwick to be paid a retainer of $10,000 per month beginning March 1, 2006, through February 2007 for his part time involvement in assisting the Company with financial and operational matters at the request of the Chief Executive Officer and the Board of Directors during the period ending February 28, 2007. Amounts shown as salary for Mr. Chadwick in 2006 represent his salary through the date of retirement, plus the consulting payments made through the end of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

No options were granted to the named executive officers during the fiscal year ended August 31, 2006.   The following table shows certain information concerning the aggregate number and dollar value of all options exercised during the fiscal year ended August 31, 2006 and the total number and value of unexercised options held on August 31, 2006 by each of the named executive officers.

	Shares Acquired on	Value	Number of Unexercised Options at Fiscal Year-end		Value of Unexercised Options at Fiscal Year-end(b)
Name	Exercise	Realized(a)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter R. Chase	—	—	270,000	—	$1,637,504	—
Everett Chadwick, Jr.	19,164	$87,050	—	—	—	—

(a)           Based on the market value of the underlying securities on the date of exercise minus the exercise price.

(b)          The closing price of the Company’s Common Stock on the American Stock Exchange on August 31, 2006 was $16.75. Value is calculated on the basis of the difference between $16.75 and the option exercise price multiplied by the number of shares of Common Stock underlying the options. On November 30, 2006, the closing price of the Company’s Common Stock was $22.94.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about shares of the Company’s Common Stock that may be issued upon the exercise of options including options authorized for issuance under the 2005 Incentive Plan, the 2001 Senior Management Stock Plan and the 2001 Non-Employee Director Stock Option Plan as referenced in Note 10 of Item 8 of the Company’s 2006 Annual Report on Form 10-K.

	A	B	C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	447,820	$10.90	647,375
Equity compensation plans not approved by security holders	—	—	—
Totals:	447,820	$10.90	647,375

Other Compensation Matters

Executive Severance and Change in Control Agreement.   In July 2006, the Company and Peter R. Chase (the “Executive”) entered into a Severance Agreement which supersedes the previous severance agreement entered into in October 1994. Under the terms of the agreement, if the Executive’s employment is terminated within 24 months after the occurrence of a change in control of the Company, then the Executive shall receive the following benefits:

•       If terminated for cause, the Executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits.

•       In case of death, disability or retirement, the Executive shall be entitled to such benefits as may be provided to him pursuant to the Company’s employee benefit plans.

•       If terminated without cause or if the Executive resigns for good reason, the Executive shall be entitled to the following benefits:

a.                  Severance pay in an amount equal to two times the greater of his annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination.

b.                 Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the Executive continues to pay an amount equal to the employee’s share of contributions.

c.                  At the request of the Executive, the Company shall pay the reasonable costs of an out-placement service for up to one year.

2005 Incentive Plan.   The 2005 Incentive Plan (the “2005 Plan”) provides for the grant of stock options (both non-statutory options or “NSOs” and, in the case of employees, incentive stock options or “ISOs”), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2005 Plan is 500,000. The maximum number of awards that may be issued to any person in any calendar year is 200,000 shares. The maximum annual cash award that may be issued to any person shall be $2,000,000.

2001 Senior Management Stock Plan.   The 2001 Senior Management Stock Plan (the “Management Plan”) reserves 750,000 shares of the Company’s Common Stock for equity awards to senior management, including named executive officers. Under the terms of the Management Plan, awards may be granted in the form of incentive stock options, non-qualified stock options and restricted stock. Options granted under the Management Plan generally vest over a period ranging from three to five years and expire after ten years. The Company granted 77,226 shares of common stock under the Management Plan to the named executive officers during fiscal 2006. As of August 31, 2006 there were 148,502 shares of the Company’s Common Stock available for future issuance under the Management Plan.

Non-Qualified Retirement Savings Plan.   The Company maintains a non-qualified Retirement Savings Plan covering selected employees, including the named executive officers. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

Pension Plan.   The Company maintains a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan. The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service. The excess benefit plan, which is part of the Employees Supplemental Pension and Savings Plan, covers those employees of the Company that from time to time may be designated by the Board of Directors. Currently, only the Company’s Chief Executive Officer has been designated by the Board of Directors as being covered by the excess benefit plan. Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years service with the Company (up to a maximum of 40 years). Benefits under the excess benefit plan are determined based on final average earnings (including base salary and incentive based bonuses) and total years of service with the Company. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The plan offers the option for a participant to receive a lump sum distribution upon attainment of age 65 and five years of employment even if the employee elects to remain actively employed. Benefits may be paid in a variety of forms, including a lump sum, at the election of the participant.

The following Tables 1 and 2 show estimates of aggregate annual benefits payable under the qualified pension plan and excess benefit plan upon retirement at age 65 or upon the fifth anniversary of employment, if later. Table 1 relates to those participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before an offset of 0.6% of covered compensation at the time of retirement times the number of years-of-service (up to a maximum of 40 years).

Table 2 relates to those participants who became employed on or after May 1, 1995 and are not covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before any offset of 0.3% of covered compensation at the time of retirement times the number of years-of-service (up to a maximum of 40 years).

Table 1:
Annual Retirement Benefit based on Average Remuneration and Years of Service at Age 65

Highest three consecutive years of compensation out of the last ten years		10	20	30	40
$50,000		$7,500	$15,000	$22,500	$28,250
100,000		15,000	30,000	45,000	56,500
170,000		25,500	51,000	76,500	96,050
200,000	*	30,000	60,000	90,000	113,000
250,000	*	37,500	75,000	112,500	141,250
300,000	*	45,000	90,000	135,000	169,500
350,000	*	52,500	105,000	157,500	197,750
400,000	*	60,000	120,000	180,000	226,000

Table 2:
Annual Retirement Benefit based on Average Remuneration and Years of Service at Age 65

Highest three consecutive years of compensation out of the last ten years		10	20	30	40
$50,000		$3,750	$7,500	$11,250	$14,125
100,000		7,500	15,000	22,500	28,250
170,000		12,750	25,500	38,250	48,025
200,000	*	15,000	30,000	45,000	56,500
250,000	*	18,750	37,500	56,250	70,625
300,000	*	22,500	45,000	67,500	84,750
350,000	*	26,250	52,500	78,750	98,875
400,000	*	30,000	60,000	90,000	113,000

*                    As required by Section 415 of the Internal Revenue Code, qualified plan payments may not provide annual benefits exceeding a maximum amount ($175,000 for 2006 and $170,000 for 2005). For employees who are covered under the excess benefit plan, amounts above this maximum will be paid under the terms of the excess benefit plan up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the Code, annual compensation in excess of $220,000 for 2006 and $210,000 for 2005 cannot be taken into account in determining qualified plan benefits.

Mr. Chase has approximately 35 years of service with the Company.

Compensation of Directors.   Directors who are not employees of the Company are paid an annual retainer of $18,000. In addition, directors who sit on a Board committee receive an additional annual retainer of $3,500 for each committee they sit on up to a maximum of $7,000 for two or more committees. Non-employee Directors will also receive $15,000 of Chase Corporation common stock, in the form of Restricted Stock or Restricted Stock Units valued at the closing price of the day preceding the first day of the new year of Board service. The Shares will vest one year from the date of grant. The retainer covers all meetings.

In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of Restricted Stock or Restricted Stock Units valued at the closing price of the day preceding the first day of the new year of Board Service. These shares will also vest one year from the date of grant. The annual fees for committee chairpersons are as follows: Audit - $7,000; Compensation and Management Development - $5,000; Nominating and Governance - $3,000.

2005 Incentive Plan.   Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of 8,361 shares of the Company’s common stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2007. These shares will vest on February 1, 2007 and will not be issued until they are vested. The number of shares granted is equal to $15,000 divided by the closing price of the Company’s common stock at the time of grant, except that it additionally takes into consideration each Director’s involvement in the various committees of the Board as outlined above.

At a meeting of the Board of Directors of Chase Corporation held on February 3, 2006, the Compensation & Management Development Committee authorized a grant of 6,127 shares of the Company’s common stock to members of the Board. These share grants represented compensation for service on the Company’s Board of Directors for fiscal years 2002 through 2005 and were in addition to the annual retainers discussed above. The Compensation & Management Development Committee recommended the award after taking advice from an independent compensation consultant. The number of shares granted to each Director was based on his time served on the Board of Directors during fiscal years 2002 through 2005.

2001 Non-Employee Director Stock Option Plan.   The 2001 Non-Employee Director Stock Option Plan (the “Director Plan”) reserves 90,000 shares of the Company’s Common Stock for option grants to directors. Options granted under the Director Plan will be issued as non-qualified stock options. Options granted under the Director Plan generally vest over a period ranging from three to five years and expire after ten years. In fiscal 2006 Company did not grant any options under the Director Plan. As of August 31, 2006 there were 5,000 shares of the Company’s Common Stock available for future issuance under the Director Plan.

Non-Qualified Retirement Savings Plan for the Board of Directors.   The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

George M. Hughes also receives compensation for his services as outside general counsel to the Company.

Compensation and Management Development Committee Report on Executive Compensation

Recommendations on compensation for the Company’s executive officers are made by the Compensation and Management Development Committee of the Board of Directors (the “Committee”). The Committee is composed of independent non-employee directors who have no interlocking directorships as defined by the Securities and Exchange Commission. Committee decisions are reviewed and approved by the full Board of Directors.

The Company’s executive compensation program is designed to accomplish the following objectives:

•       Reward key executives at levels that are competitive with those of similar comparative companies.

•       Provide incentives that are directly linked to the achievement of Company strategies, profits and enhancements of shareholder value.

•       Ensure that the objectives for corporate and business unit performance are established and measured.

•       Attract and retain executives who have the capabilities needed to ensure proper growth and profitability.

The Company, acting through the Committee, employs three programs to compensate its senior management. These include an annual base salary program, a contingent compensation program that is based on selected financial performance measures and an equity award plan. Following is a description of the manner in which each program was administered during the last fiscal year, which includes an explanation of the rationale for the compensation paid to the Chief Executive Officer.

Annual Base Salary Program

The salary of each individual holding an executive position is determined using established salary ranges and also by taking into consideration the individual’s qualifications, sustained performance and level of responsibility, each as evaluated by the Committee. Annual adjustments in base salary are made after an analysis of the foregoing factors and any external trends in compensation reflected in comparative survey data provided by an independent consultant.

The base salary for Peter R. Chase was set by the Committee using the same policies and criteria used for other executive officers of the Company. His base salary for the fiscal year ended 2006 was set utilizing comparative survey data and adjusted based on the Committee’s evaluation of the additional criteria discussed above. While corporate performance measures are used in determining bonuses, such corporate performance measures are not considered by the Committee in determining Mr. Chase’s base salary.

Contingent Compensation Program

Under the Company’s contingent compensation program, each executive officer was eligible to earn additional contingent compensation in an amount equal to a designated percentage of annual base salary. In the 2006 fiscal year, the target percentage for achieving targeted operating profits set with reference to the three prior fiscal years was 50% of annual base salary for the Chief Executive Officer. Potential incentive earnings for the Chief Executive Officer as a percentage of his annual base salary are adjusted up or down depending upon whether the Company’s actual performance during the year met, exceeded or fell short of the operating profit goals. The Company exceeded the operating profit goals established for payment of the targeted incentive compensation in fiscal year 2006; therefore, using the plan as a basis, the Chief Executive Officer received contingent compensation in an amount equal to 74% of his annual base salary for the last fiscal year.

Senior Management Stock Plan

The Committee and Board of Directors, with the assistance of an independent compensation consultant, have developed long term equity incentive plans for the Company. The 2005 Plan and 2001 Senior Management Stock Plan were designed in part to retain and provide incentives to the Company’s Chief Executive and Chief Financial Officers as well as other members of the Company’s senior management. The Committee believes that these executives are in a position to make the most significant contribution to the Company’s future success. The program is designed to recognize significant contributions and provide longer-term incentives to increase shareholder value.

In February 2006, 41,317 restricted stock units (RSUs) were granted to key executives and other members of management, including 28,238 shares to Peter R. Chase, President and CEO. The RSUs were subject to certain performance measures based on net revenue and operating income for the fiscal year ended August 31, 2006. Based on the actual financial results of the Company, the total amount of RSUs granted was subject to change either up or down. The RSUs are also subject to an additional two year vesting provision after the measurement period. Based on the financial results for fiscal year 2006 the performance measure was exceeded resulting in an additional long term award of 23,654 RSUs of which 16,166 related to Peter R. Chase. These awards will vest as of August 31, 2008.

At a meeting of the Directors of Chase Corporation held on October 17, 2005, the Board authorized a grant of 98,250 shares of common stock to certain members of management for the achievement of long term results in fiscal years 2002 through 2005. The Compensation Committee recommended the award after taking advice from an independent compensation consultant. The grant of common stock was made from the 2001 Senior Management Stock Plan and included 57,419 shares to Peter Chase, President, CEO and Director of the Company and 19,807 shares to Everett Chadwick, Jr., Vice President—Finance, Treasurer and Chief Financial Officer of Chase Corporation.

By the Chase Corporation Compensation and Management Development Committee,
Ronald Levy (Chairman)
J. Brooks Fenno
Lewis P. Gack

Performance Graph

The following line graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor’s 500 Stock Index (“the S&P 500 Index”), and a composite peer index that is weighted by market equity capitalization (the “Peer Group Index”).  The companies included in the Peer Group Index are American Biltrite, Inc., Lamson & Sessions Co., Plymouth Rubber Company Inc., MacDermid Inc., Bairnco Corp., and Flamemaster Corp. Cumulative total returns are calculated assuming that $100 was invested on August 31, 2001 in each of the Common Stock, the S&P 500 Index and the Peer Group Index, and that all dividends were reinvested.

Chase Corporation

Comparison of 2001/2006 Cumulative Total Return Performance

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
August 2006

	2001	2002	2003	2004	2005	2006
Chase Corporation	$100	$81	$107	$147	$130	$156
S&P 500 Index	$100	$82	$92	$102	$115	$125
Peer Group	$100	$115	$153	$166	$183	$205

Audit Committee Report

The Audit Committee of the Board of Directors is appointed by the Board of Directors.  The members of the Audit Committee meet the independence requirements of the American Stock Exchange.  The Audit Committee, in accordance with its written charter, oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2006 with management including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the Audit Committee.  The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers, LLP required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, relating to the auditor’s independence from the Company, has discussed with PricewaterhouseCoopers, LLP their independence from the Company, and has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with the Company’s Independent Registered Accounting Firm the overall scope and plans for their respective audits.  The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006 for filing with the Securities and Exchange Commission.  The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007.

By the Chase Corporation Audit Committee
Lewis P. Gack, (Chairman)
William H. Dykstra
Ronald Levy

Audit and Non-Audit Fees

The following table sets forth fees for services provided by the Company’s Independent Registered Public Accounting Firm, which was PricewaterhouseCoopers LLP during fiscal year 2006 and 2005:

	2006	2005
Audit Fees(1)	$252,000	$228,000
Audit-related fees(2)	9,650	8,010
Tax fees(3)	82,000	79,602
All other fees(4)	—	1,798
Total	$343,650	$317,410

(1)          Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)          Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above. For fiscal year 2006, fees are for valuation review services related to the Company’s acquisition of Concoat Holding Limited. For fiscal year 2005, fees are for Sarbanes Oxley Section 404 preliminary procedures.

(3)          Represents fees for services provided in connection with the Company’s tax compliance and tax consulting.

(4)          Represents fees for services provided to the Company not otherwise included in the categories above. For fiscal year 2005, fees are for services related to assistance with an acquisition.

In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project before the services are rendered. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2006, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s Independent Registered Public Accounting Firm for the fiscal year ended August 31, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders with an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers file reports with the SEC indicating the number of shares of any class of the Company’s equity securities that they owned when they became a director or an executive officer and, after that, any changes in their ownership of the Company’s equity securities. Based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the

Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Deadlines for Submitting Shareholder Proposals

Any shareholder proposals to be presented for consideration at next year’s annual meeting must be received at the Company’s executive offices not later than August 30, 2007 to be included in the Company’s proxy statement and form of proxy for that meeting. If the Company does not have notice of a shareholder proposal at least 45 days before the mailing date of the proxy statement for the prior year’s annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324. The Company’s Annual Report on Form 10-K is also available free of charge through the Company’s website at www.chasecorp.com.

Miscellaneous

The Company’s management does not know of any business that will come before the Meeting except the matters described in the notice. If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business. It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

By order of the Board of Directors,
George M. Hughes
Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

CHASE CORPORATION

February 5, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

MANAGEMENT RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. ELECTION OF DIRECTORS:

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN IT IS INTENDED TO VOTE THE SHARES REPRESENTED HEREBY “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE AQUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.

RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED.

NOMINEES:
☐	FOR ALL NOMINEES	☐ Peter R. Chase ☐ Mary Claire Chase
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ William H. Dykstra ☐ J. Brooks Fenno
☐	FOR ALL EXCEPT (See instructions below)	☐ Lewis P. Gack ☐ George M. Hughes
☐ Ronald Levy

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

CHASE CORPORATION

26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MONDAY, FEBRUARY 5, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION’S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON MONDAY, FEBRUARY 5, 2007 AT THE RAYNHAM COURTYARD MARRIOTT, 37 PARAMOUNT DRIVE, RAYNHAM, MASSACHUSETTS 02767, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED.

(Continued and to be signed on the reverse side.)